  Exhibit 10.5

AMENDMENT NO. 1 TO OFFER LETTER

This Amendment No.1 to Offer Letter (“Amendment”), effective as of April 1, 2020, is entered into by and between PEDEVCO Corp. (herein referred to as the “Company”), and John Douglas Schick (“Executive”).

WHEREAS, the Company and the Executive have entered into an offer letter, dated July 30, 2018, (the “Offer Letter”), concerning the employment of the Executive as President of the Company; and

WHEREAS, the parties wish to amend the Offer Letter to revise certain terms of the Offer Letter as set forth herein in order to reduce Company costs on a temporary basis, and to make certain other changes;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.
Temporary Reduction in Base Salary: Commencing on April 1, 2020 and terminating upon such time as the Company determines, in its reasonable discretion, that oil markets have recovered to acceptable levels, the Executive’s “Base Salary” shall be reduced from $20,833.34 per month to $16,666.67 per month.

2.
Severance Terms.

a.
Effective immediately, Section 10(b) of the Offer Letter shall be amended to include the following language immediately following the existing language of Section 10(b):

“Furthermore, notwithstanding Section 10.a. above, in the event your employment with the Company is voluntarily terminated by you for “Good Reason”, the Company will (a) continue to pay to you an amount equal to your base salary as in effect immediately before your termination of employment on the same bi-monthly schedule and amounts (less required withholdings) as you received such salary payments prior to your date of termination (the “Cash Payments”), which Cash Payments shall be reported by the Company on IRS Form 1099 as income to you and will continue until the earlier to occur of (x) the date that is twelve (12) months after the termination of your employment or (y) the date that you commence employment with another employer that pays you a base salary equal to, or greater than, your base salary as in effect immediately before your termination of employment, provided that, if your new employer pays you less than your Company base salary, you shall only be entitled to Cash Payment amounts going forward through the remainder of the twelve (12) month term equal to (i) your Company base salary at the time of your termination minus the salary you receive from your new employer (for example only, if your new employer base salary is $10,000.00 per month, and your Company base salary at the time of your termination was $20,833.34 per month, then the Company would pay you $10,833.34 per month for the remainder of the term); and (b) continue to vest your outstanding Company restricted stock and options exercisable for Company capital stock issued to you by the Company which are then held by you on your date of termination on their then-current vesting schedules during the period of up to twelve (12) months that you continue to receive the Cash Payments, in exchange for a full and complete release of claims against the Company, its affiliates, officer and directors in a form reasonably acceptable to the Company and as otherwise provided in Section 10.c., below (the “Release”). Upon the date your Cash Payments discontinue, you shall no longer continue to vest into any outstanding Company restricted stock or options. You agree to notify the Company in writing upon your commencement of any new employment within twelve (12) months of your termination of employment with the Company, and to provide a copy of reasonable documentation as requested by the Company to substantiate your base salary received from your new employer. For purposes of this provision, “Good Reason” means any failure by the Company to pay you your base salary of $20,833.34 in any material way, without your written consent.”

Amendment to Schick Offer Letter

b.
Notwithstanding the forgoing, my base salary for purposes of calculating any payments due under the termination provisions set forth in Section 10 of the Offer Letter, as amended herein, shall remain at $20,833.34 per month during the duration of the temporary base salary reduction.

3.
Except to the extent modified hereby, the Offer Letter shall remain in full force and effect.

4.
This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

“The Company”	PEDEVCO Corp.

Date: March 31, 2020	By:	/s/ Simon Kukes
Dr. Simon Kukes
Chief Executive Officer

Date: March 31, 2020	By:	/s/ John Douglas Schick
John Douglas Schick

Amendment to Schick Offer Letter